EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-48972) pertaining to the Tellabs 401(k) Plan of our report dated June 26, 2007, with respect to the financial statements of the Tellabs 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Washington, Pittman & McKeever, LLC
WASHINGTON, PITTMAN & MCKEEVER, LLC

Chicago, Illinois

June 28, 2007